Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Exterran GP LLC
Houston, Texas

We have audited the accompanying consolidated balance sheets of Exterran General Partner, L.P. and subsidiaries (the “General Partner”) as of December 31, 2008 and 2007.  These consolidated financial statements are the responsibility of the General Partner’s management.  Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The General Partner is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the General Partner’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated balance sheets presents fairly, in all material respects, the financial position of Exterran General Partner, L.P. and subsidiaries as of December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 12, 2009

EXTERRAN GENERAL PARTNER, L.P.
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$3,244	$2,835
Accounts receivable, trade, net of allowance for bad debts of $230 and $86, respectively	25,958	13,434
Due from affiliates, net	6,445	—
Total current assets	35,647	16,269
Compression equipment	566,286	393,906
Accumulated depreciation	(131,973)	(92,938)
Net compression equipment	434,313	300,968
Goodwill	124,019	67,152
Intangibles and other assets, net	5,965	1,699
Total assets	$599,944	$386,088
LIABILITIES AND PARTNER’S CAPITAL
Current liabilities:
Accounts payable, trade	$297	$481
Due to affiliates, net	—	8,377
Accrued liabilities	5,703	1,991
Accrued interest	1,880	3,142
Current portion of interest rate swaps	5,483	2,170
Total current liabilities	13,363	16,161
Long-term debt	398,750	217,000
Interest rate swaps	12,204	7,768
Other long-term liabilities	159	—
Total liabilities	424,476	240,929
Commitments and contingencies (Note 12)
Minority interest	169,001	139,515
Partner’s capital:
General partner units	6,805	5,827
Accumulated other comprehensive loss	(338)	(183)
Total partner’s capital	6,467	5,644
Total liabilities and partner’s capital	$599,944	$386,088

The accompanying notes are an integral part of these consolidated financial statements.

EXTERRAN GENERAL PARTNER, L.P.
NOTES TO CONSOLIDATED BALANCE SHEETS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Exterran General Partner, L.P., is a Delaware limited partnership that was formed in June 2006, to become the general partner of Exterran Partners, L.P. (the “Partnership”).  The terms “we,” “us,” or “our” when used in this report refer to Exterran General Partner, L.P. and its subsidiaries, collectively.  Exterran General Partner, L.P. was initially an indirect wholly-owned subsidiary of Universal Compression Holdings, Inc. (“Universal”).  Universal was merged with and into Exterran Holdings, Inc. (individually, and together with its subsidiaries other than us and our subsidiaries, “Exterran Holdings”) in August 2007.  Exterran General Partner, L.P. contributed $20 and Exterran, Inc., as the organizational limited partner, contributed $980 to the Partnership on June 22, 2006.  As Exterran General Partner, L.P. is a limited partnership, its general partner, Exterran GP LLC, conducts the Partnership’s business and operations, and the board of directors and officers of Exterran GP LLC make decisions on the Partnership’s behalf.

The Partnership is a publicly held Delaware limited partnership formed on June 22, 2006, to acquire certain contract operations customer service agreements and a compressor fleet used to provide compression services under those agreements from Universal.  On August 20, 2007, the Partnership changed its name from Universal Compression Partners, L.P. to Exterran Partners, L.P. concurrent with the closing of the merger of Hanover Compressor Company (“Hanover”) and Universal.

In the opinion of management, the accompanying unaudited consolidated financial statements contain all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary to present fairly our financial position.

Nature of Operations

Natural gas compression is a mechanical process whereby the pressure of a volume of natural gas is increased to a desired higher pressure for transportation from one point to another, and is essential to the production and transportation of natural gas. Compression is typically required several times during the natural gas production and transportation cycle, including: (i) at the wellhead; (ii) throughout gathering and distribution systems; (iii) into and out of processing and storage facilities; and (iv) along intrastate and interstate pipelines.

Principles of Consolidation

We consolidate all majority-owned and controlled subsidiaries including the Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation.

In accordance with our adoption of Emerging Issues Task Force (“EITF”) 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, we have consolidated our interest in the Partnership into our consolidated balance sheets.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date. Management believes that the estimates and assumptions used are reasonable.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Revenue from contract operations is recorded when earned, which generally occurs monthly at the time the monthly service is provided to customers in accordance with the contracts.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. We believe that the credit risk in cash investments that we have with financial institutions is minimal. Trade accounts receivable are due from companies of varying size engaged principally in oil and natural gas activities throughout the United States (“U.S.”). We review the financial condition of customers prior to extending credit and generally do not obtain collateral for trade receivables. Payment terms are on a short-term basis and in accordance with industry practice. We consider this credit risk to be limited due to these companies’ financial resources, the nature of the services we provide them and the terms of our contract operations service contracts.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The determination of the collectibility of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customers’ payment history and current creditworthiness to determine that collectibility is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Inherently, these uncertainties require us to make judgments and estimates regarding our customers’ ability to pay amounts due us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. We review the adequacy of our allowance for doubtful accounts quarterly. We determine the allowance needed based on historical write-off experience and by evaluating significant balances aged greater than 90 days individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. During 2008 and 2007, our bad debt expense was $0.2 million and $0.1 million, respectively.

Property and Equipment

Property and equipment is carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis using estimated useful lives. For compression equipment, depreciation begins with the first compression service. The estimated useful lives as of December 31, 2008 were 15 to 30 years.

Maintenance and repairs are charged to expense as incurred. Overhauls and major improvements that increase the value or extend the life of contract compressor units are capitalized and depreciated over the estimated useful life of up to 7.5 years.

Depreciation expense for 2008 and 2007 was $26.8 million and $16.6 million, respectively.

Property and equipment is reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based upon undiscounted cash flows. Any impairment losses are measured based upon the excess of the carrying value over the fair value.

Goodwill and Intangible Assets

Goodwill recorded by us in connection with the July 2007 Contract Operation Acquisition, as defined in Note 3, of $30.7 million was an allocation of Universal’s goodwill related to its U.S. contract operations segment. The amount allocated was based on the fair value of the net assets of Universal’s U.S. contract operations segment that were transferred to us to the total fair value of the net assets of Universal’s U.S. contract operations segment.

In connection with the July 2008 Contract Operations Acquisition, as defined in Note 3, we were allocated historical cost goodwill and finite life intangible assets of Exterran Holdings’ North America contract operations segment. The amounts allocated were based on the ratio of fair value of the net assets transferred to us to the total fair value of Exterran Holdings’ North America contract operations segment. The amount of goodwill allocated to us in the July 2008 Contract Operations Acquisition was $56.8 million. The amount of finite life intangible assets included in the July 2008 Contract Operations Acquisition is comprised of $3.5 million associated with customer relationships and $1.1 million associated with customer contracts. These intangible assets are being amortized through 2024 and 2016, respectively, based on the present value of expected income to be realized from these assets. At December 31, 2008, accumulated amortization of customer relationships and customer contracts was approximately $40,000 and $0.2 million, respectively.

We perform an impairment test for goodwill annually, or more often if indicators of potential impairment exist. Our goodwill impairment test involves a comparison of our reporting unit’s fair value with its carrying value. The fair value is determined using discounted cash flows and a market-related valuation model. Certain estimates and judgments are required in the application of the fair value models. In the fourth quarter of 2008, we performed our annual impairment analysis in accordance with the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), and determined that no impairment had occurred. If for any reason the fair value of our goodwill or that of our reporting unit declines below the carrying value in the future, we may incur charges for the impairment.

Due To/From Affiliates, Net

We have receivables and payables with Exterran Holdings. A valid right of offset exists related to the receivables and payables with these affiliates and as a result, we present such amounts on a net basis on our balance sheets. A corresponding reclassification to the December 31, 2007 balance sheet has been made to provide for a consistent presentation of such balances.

Income Taxes

As a partnership, all income, losses, expenses, deductions and tax credits generated by the Partnership flow through to its unitholders.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” established standards for entities to report information about the operating segments and geographic areas in which they operate. We only operate in one segment and all of our operations are located in the U.S.

Fair Value of Financial Instruments

Our financial instruments consist of trade receivables and payables, interest rate swaps and long-term debt. At December 31, 2007, the estimated values of such financial instruments approximated their carrying values as reflected in our consolidated balance sheets. At December 31, 2008, the estimated fair values of such financial instruments, except for debt, approximated their carrying values as reflected in our consolidated balance sheets. As a result of the current credit environment, we believe that the fair value of our debt does not approximate its carrying value as of December 31, 2008 due to the applicable margin on our debt being below market rate as of this date. The fair value of our debt has been estimated based on debt transactions that occurred near December 31, 2008. A summary of the fair value and carrying value of our debt as of December 31, 2008 and 2007 is shown in the table below:

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)

Long-term debt	$398,750	$366,476	$217,000	$217,000

Hedging and Uses of Derivative Instruments

We use derivative financial instruments to minimize the risks and/or costs associated with financial activities by managing our exposure to interest rate fluctuations on a portion of our debt obligations. We do not use derivative financial instruments for trading or other speculative purposes. We record interest rate swaps on the balance sheet as either derivative assets or derivative liabilities measured at their fair value. Fair value for our derivatives was estimated using a combination of the market and income approach. Changes in the fair value of the swaps designated as cash flow hedges are deferred in accumulated other comprehensive loss, net of tax, to the extent the contracts are effective as hedges until settlement of the underlying hedged transaction. To qualify for hedge accounting treatment, we must formally document, designate and assess the effectiveness of the transactions. If the necessary correlation ceases to exist or if physical delivery of the hedged item becomes improbable, we would discontinue hedge accounting and apply mark-to-market accounting. Amounts paid or received from interest rate swap agreements are charged or credited to interest expense and matched with the cash flows and interest expense of the debt being hedged, resulting in an adjustment to the effective interest rate.

Reclassifications

Certain amounts in the prior financial statements have been reclassified to conform to the 2008 financial statement classification. These reclassifications have no impact on our consolidated financial position.

2. RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007; however, in February 2008, the FASB issued a FASB Staff Position that defers the effective date to fiscal years beginning after November 15, 2008 for all nonfinancial assets and liabilities, except those that are recognized or disclosed in the financial statements at fair value on at least an annual basis. We adopted the required undeferred provisions of SFAS No. 157 on January 1, 2008, and the adoption of SFAS No. 157 did not have a material impact on our consolidated financial statements. We do not expect the adoption of the deferred provisions of SFAS No. 157 will have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 provided entities the one-time election to measure financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. SFAS No. 159 is effective for financial statements as of the beginning of the first fiscal year that begins after November 15, 2007. Its provisions may be applied to an earlier period only if the following conditions are met: (i) the decision to adopt is made after the issuance of SFAS No. 159 but within 120 days after the first day of the fiscal year of adoption, and no financial statements, including footnotes, for any interim period of the adoption year have yet been issued and (ii) the requirements of SFAS No. 157 are adopted concurrently with or prior to the adoption of SFAS No. 159. We adopted SFAS No. 159 on January 1, 2008, and the adoption of SFAS No. 159 did not impact our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) replaces SFAS No. 141 and requires that all assets, liabilities, contingent consideration, contingencies and in-process research and development costs of an acquired business be recorded at fair value at the acquisition date; that acquisition costs generally be expensed as incurred; that restructuring costs generally be expensed in periods subsequent to the acquisition date; and that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with an exception for the accounting for valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions. SFAS No. 141(R) amends SFAS No. 109, “Accounting For Income Taxes,” such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS No. 141(R) would also apply the provisions of SFAS No. 141(R). We do not expect the adoption of SFAS No. 141(R) will have a material impact on our consolidated financial statements, although we are not able to predict its impact on future potential acquisitions.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 changes the accounting and reporting for minority interests such that minority interests will be recharacterized as noncontrolling interests and will be required to be reported as a component of equity, and requires that purchases or sales of equity interests that do not result in a change in control be accounted for as equity transactions and, upon a loss of control, requires the interest sold, as well as any interest retained, to be recorded at fair value, with any gain or loss recognized in earnings. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. We do not expect the adoption of SFAS No. 160 will have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS No. 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008. We do not expect the adoption of SFAS No. 161 will have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), in accordance with GAAP. FSP FAS 142-3 requires an entity to disclose information for a recognized intangible asset that enables users of the financial statements to assess the extent to which the expected future cash flows associated with the asset are affected by the entity’s intent and/or ability to renew or extend the arrangement. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We do not expect the adoption of FSP FAS 142-3 will have a material impact on our consolidated financial statements.

3. JULY 2007 AND JULY 2008 CONTRACT OPERATIONS ACQUISITIONS

In July 2007, we acquired from Universal contract operations customer service agreements with eight customers and a fleet of approximately 720 compressor units used to provide compression services under those agreements having a net book value of $132.1 million, net of accumulated depreciation of $37.5 million, and comprising approximately 280,000 horsepower, or 13% (by then available horsepower) of the combined U.S. contract operations business relating to natural gas compression of Universal and us (the “July 2007 Contract Operations Acquisition”). The acquisition also included the allocation of $30.7 million of goodwill associated with the acquired business. Goodwill recorded by us in connection with the July 2007 Contract Operations Acquisition of $30.7 million was an allocation of Universal’s goodwill related to its U.S. contract operations segment. The amount allocated was based on the fair value of the net assets of Universal’s U.S. contract operations segment that were transferred to us compared to the total fair value of the net assets of Universal’s U.S. contract operations segment.

In connection with the July 2007 Contract Operations Acquisition, the Partnership assumed $159.6 million in debt from Universal and issued approximately 2.0 million common units to Universal’s wholly-owned subsidiaries and approximately 82,000 general partner units to us. Additionally, the Partnership issued approximately 2.0 million common units for proceeds of $69.0 million (net of private placement fees of $1.0 million) to institutional investors in a private placement. The Partnership used the proceeds from the private placement to repay a portion of the debt assumed from Universal.

Additionally, in connection with the July 2007 Contract Operations Acquisition, the Partnership expanded its revolving credit facility from $225 million to $315 million and borrowed an additional $90 million under that facility, which we used, along with available cash, to repay the remainder of the debt assumed from Universal in conjunction with this acquisition.

In July 2008, we acquired from Exterran Holdings contract operations customer service agreements with 34 customers and a fleet of approximately 620 compressor units used to provide compression services under those agreements having a net book value of  $133.9 million, net of accumulated depreciation of $16.5 million, and comprising approximately 254,000 horsepower, or 6% (by then available horsepower) of the combined U.S. contract operations business of Exterran Holdings and us (the “July 2008 Contract Operations Acquisition”). In connection with this acquisition, the Partnership assumed $175.3 million of debt from Exterran Holdings and issued approximately 2.4 million common units to Exterran Holdings and approximately 49,000 general partner units to us.  Concurrent with the closing of the July 2008 Contract Operations Acquisition, the Partnership borrowed $117.5 million under its term loan (see Note 6) and $58.3 million under its revolving credit facility, which together were used to repay the debt assumed from Exterran Holdings in the acquisition and to pay other costs incurred in the acquisition.

In connection with this acquisition, we were allocated $56.9 million historical cost goodwill and $4.6 million finite life intangible assets of Exterran Holdings’ North America contract operations segment. The amounts allocated were based on the ratio of fair value of the net assets transferred to us to the total fair value of Exterran Holdings’ North America contract operations segment. The amount of finite life intangible assets included in the July 2008 Contract Operations Acquisition is comprised of $3.5 million associated with customer relationships and $1.1 million associated with customer contracts. These intangible assets are being amortized through 2024 and 2016, respectively, based on the present value of expected income to be realized from these assets.

An acquisition of a business from an entity under common control is generally accounted for under GAAP by the acquirer with retroactive application as if the acquisition date was the beginning of the earliest period included in the financial statements. Retroactive effect to the July 2007 Contract Operations Acquisition and the July 2008 Contract Operations Acquisition was impracticable because such retroactive application would have required significant assumptions in a prior period that can not be substantiated. Accordingly, our balance sheets include the assets acquired and liabilities assumed associated with each acquisition beginning on the date of such acquisition.

4. MERGER BETWEEN UNIVERSAL AND HANOVER

On August 20, 2007, Universal and Hanover completed their merger transaction. In connection with the merger, Universal and Hanover became wholly-owned subsidiaries of Exterran Holdings, and Universal then merged with and into Exterran Holdings. As a result of the merger, Exterran Holdings owns us, including, as of December 31, 2008, the 389,642 general partner units in the Partnership, representing a 2% general partner interest, and all the incentive distribution rights in the Partnership, and also owns 4,428,067 common units and 6,325,000 subordinated units, representing a 57% total ownership interest in the Partnership.

5. RELATED PARTY TRANSACTIONS

The Partnership is party to an omnibus agreement with Exterran Holdings and others (as amended and restated, the “Omnibus Agreement”), the terms of which include, among other things:

•	certain agreements not to compete between Exterran Holdings and its affiliates, on the one hand, and the Partnership and its affiliates, on the other hand;

•
Exterran Holdings’ obligation to provide all operational staff, corporate staff and support services reasonably necessary to operate the Partnership’s business and the Partnership’s obligation to reimburse Exterran Holdings for the provision of such services, subject to certain limitations and the cost caps discussed below;

•
the terms under which the Partnership, Exterran Holdings, and their respective affiliates may transfer compression equipment among one another to meet their respective contract operations services obligations;

•	the terms under which the Partnership may purchase newly-fabricated contract operations equipment from Exterran Holdings;

•	Exterran Holdings’ grant of a license of certain intellectual property to the Partnership, including our logo; and

•	Exterran Holdings’ obligation to indemnify the Partnership for certain liabilities and the Partnership’s obligation to indemnify Exterran Holdings for certain liabilities.

The Omnibus Agreement will terminate upon our change of control or our removal or withdrawal as general partner of the Partnership, and certain provisions of the Omnibus Agreement will terminate upon a change of control of Exterran Holdings.

Non-competition

Under the Omnibus Agreement, subject to the provisions described below, Exterran Holdings agreed not to offer or provide compression services in the U.S. to the Partnership’s contract operations services customers that are not also contract operations services customers of Exterran Holdings. Compression services are defined to include the provision of natural gas contract compression services, but exclude fabrication of compression equipment, sales of compression equipment or material, parts or equipment that are components of compression equipment, leasing of compression equipment without also providing related compression equipment service and operating, maintenance, service, repairs or overhauls of compression equipment owned by third parties. In addition, under the Omnibus Agreement, the Partnership agreed not to offer or provide compression services to Exterran Holdings’ U.S. contract operations services customers that are not also the Partnership’s contract operations services customers.

As a result of the merger between Hanover and Universal, at the time of execution of the Omnibus Agreement with Exterran Holdings, some of the Partnership’s customers were also contract operations services customers of Exterran Holdings, which they refer to as overlapping customers. The Partnership and Exterran Holdings have agreed, subject to the exceptions described below, not to provide contract operations services to an overlapping customer at any site at which the other was providing such services to an overlapping customer on the date of the Omnibus Agreement, each being referred to as a “Partnership site” or an “Exterran site.” After the date of the Omnibus Agreement, if an overlapping customer requests contract operations services at a Partnership site or an Exterran site, whether in addition to or in the replacement of the equipment existing at such site on the date of the Omnibus Agreement, the Partnership will be entitled to provide contract operations services if such overlapping customer is a partnership overlapping customer, and Exterran Holdings will be entitled to provide such contract operations services at other locations if such overlapping customer is an Exterran overlapping customer. Additionally, any additional contract operations services provided to a partnership overlapping customer will be provided by the Partnership and any additional services provided to an Exterran overlapping customer will be provided by Exterran Holdings.

Exterran Holdings also agreed that new customers for contract compression services (neither the Partnership’s customers nor customers of Exterran Holdings for U.S. contract compression services) are for the Partnership’s account unless the new customer is unwilling to contract with the Partnership or unwilling to do so under its form of compression services agreement. If a new customer is unwilling to enter into such an arrangement with the Partnership, then Exterran Holdings may provide compression services to the new customer. In the event that either the Partnership or Exterran Holdings enter into a contract to provide compression services to a new customer, either the Partnership or Exterran Holdings, as applicable, will receive the protection of the applicable non-competition arrangements described above in the same manner as if such new customer had been a compression services customer of either the Partnership or Exterran Holdings on the date of the Omnibus Agreement.

Unless the Omnibus Agreement is terminated earlier due to our change of control or our removal or withdrawal as general partner of the Partnership, or from a change of control of Exterran Holdings, the non-competition provisions of the Omnibus Agreement will terminate on August 20, 2010 or on the date on which a change of control of Exterran Holdings occurs, whichever event occurs first. If a change of control of Exterran Holdings occurs, and neither the Omnibus Agreement nor the non-competition arrangements have already terminated, Exterran Holdings will agree for the remaining term of the non-competition arrangements not to provide contract operations services to the Partnership’s customers at the sites at which it is providing contract operations services to them at the time of the change of control.

Indemnification for Environmental and Related Liabilities

Under the Omnibus Agreement, Exterran Holdings will indemnify the Partnership until October 20, 2009 against certain potential environmental claims, losses and expenses associated with the operation of its assets and occurring before the closing date of the initial public offering. Exterran Holdings’ maximum liability for this indemnification obligation will not exceed $5 million and Exterran Holdings will not have any obligation under this indemnification until the Partnership’s aggregate losses exceed $250,000. Exterran Holdings will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of the initial public offering. The Partnership has agreed to indemnify Exterran Holdings against environmental liabilities related to its assets to the extent Exterran Holdings is not required to indemnify the Partnership.

Additionally, Exterran Holdings will indemnify the Partnership for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. The Partnership will indemnify Exterran Holdings for all losses attributable to the post-closing operations of the assets contributed to the Partnership, to the extent not subject to Exterran Holdings’ indemnification obligations. For 2008 and 2007, there were no requests for indemnification by either party.

Purchase of New Compression equipment from Exterran Holdings

Pursuant to the Omnibus Agreement, the Partnership will be permitted to purchase newly fabricated compression equipment from Exterran Holdings at Exterran Holdings’ cost to fabricate such equipment plus a fixed margin of 10%, which may be modified with the approval of Exterran Holdings and the conflicts committee of our board of directors. During 2008 and 2007, the Partnership purchased $9.8 million and $27.0 million, respectively, of new compression equipment from Exterran Holdings. Under GAAP, transfers of assets and liabilities between entities under common control are to be initially recorded on the books of the receiving entity at the carrying value of the transferor. Any difference between consideration given and the carrying value of the assets or liabilities is treated as an equity distribution or contribution. Transactions between the Partnership and Exterran Holdings and its affiliates are transactions between entities under common control. As a result, the equipment purchased during 2008 and 2007 was recorded in our consolidated balance sheet as property, plant and equipment of $8.8 million and $24.5 million, respectively, which represents the carrying value of the Exterran Holdings affiliates that sold it to the Partnership, and as a distribution of equity of $1.0 million and $2.5 million, respectively, which represents the fixed margin the Partnership paid above the carrying value in accordance with the Omnibus Agreement. During 2008 and 2007, Exterran Holdings contributed $11.1 million and $3.5 million, respectively, related to the completion of overhauls on compression equipment that were exchanged with the Partnership or contributed to the Partnership and were in progress on the date of exchange or contribution.

Transfer of Compression Equipment with Exterran Holdings

Pursuant to the Omnibus Agreement, in the event that Exterran Holdings determines in good faith that there exists a need on the part of Exterran Holdings’ contract operations services business or on the Partnership’s part to transfer compression equipment between Exterran Holdings and the Partnership so as to fulfill the compression services obligations of either Exterran Holdings or the Partnership, such equipment may be so transferred if it will not cause the Partnership to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs.

During 2008, pursuant to the terms of the Omnibus Agreement, the Partnership transferred ownership of 119 compressor units, totaling approximately 57,100 horsepower with a net book value of approximately $29.2 million, to Exterran Holdings. In exchange, Exterran Holdings transferred ownership to the Partnership of 279 compressor units totaling approximately 63,200 horsepower with a net book value of approximately $29.4 million. No customer contracts were included in the transfers. Under the terms of the Omnibus Agreement, such transfers must be of equal appraised value, as defined in the Omnibus Agreement, with any difference being settled in cash. As a result, the Partnership paid a nominal amount to Exterran Holdings in connection with the transfers. The Partnership recorded the compressor units received at the historical book basis of Exterran Holdings. The units the Partnership received from Exterran Holdings were being utilized to provide services to the Partnership’s customers on the date of the transfers and, prior to the transfers, had been leased by the Partnership from Exterran Holdings. The units we transferred to Exterran Holdings were being utilized to provide services to customers of Exterran Holdings on the date of the transfers, and prior to the transfers had been leased by Exterran Holdings from the Partnership.

Unless the Omnibus Agreement is terminated earlier as discussed above, the transfer of compression equipment provisions of the Omnibus Agreement described above will terminate on August 20, 2010.

Lease of Equipment Between Exterran Holdings and the Partnership

Pursuant to the Omnibus Agreement, in the event that Exterran Holdings determines in good faith that there exists a need on the part of Exterran Holdings’ contract operations services business or on the Partnership’s part to lease compression equipment between Exterran Holdings and the Partnership so as to fulfill the compression services obligations of either Exterran Holdings or the Partnership, such equipment may be leased if it will not cause the Partnership to breach any existing compression services contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs. At December 31, 2008, the Partnership had equipment on lease to Exterran Holdings with an aggregate cost and accumulated depreciation of $4.3 million and $1.2 million, respectively.

Reimbursement of Operating and General and Administrative Expense

Exterran Holdings provides all operational staff, corporate staff and support services reasonably necessary to run the Partnership’s business. The services provided by Exterran Holdings may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning system, training, executive, sales, business development and engineering.

The Partnership is charged costs incurred by Exterran Holdings directly attributable to the Partnership. Costs incurred by Exterran Holdings that are indirectly attributable to the Partnership and Exterran Holdings’ other operations are allocated among Exterran Holdings’ other operations and the Partnership. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue and horsepower. The Partnership believes that the allocation methodologies used to allocate indirect costs to the Partnership are reasonable.

Under the Omnibus Agreement, Exterran Holdings agreed that, for a period that will terminate on December 31, 2009, the Partnership’s obligation to reimburse Exterran Holdings for (i) any cost of sales that it incurs in the operation of the Partnership’s business will be capped (after taking into account any such costs the Partnership incurs and pays directly); and (ii) any selling, general and administrative ("SG&A") costs allocated to the Partnership will be capped (after taking into account any such costs the Partnership incurs and pays directly). For the period from the closing of the initial public offering through July 8, 2007, cost of sales were capped at $16.95 per operating horsepower per quarter. From July 9, 2007 through July 29, 2008, cost of sales were capped at $18.00 per operating horsepower per quarter. From July 30, 2008 through December 31, 2008, cost of sales were capped at $21.75 per operating horsepower per quarter. For the period from the closing of the initial public offering through July 8, 2007, SG&A costs were capped at $2.5 million per quarter. From July 9, 2007 through July 29, 2008, SG&A costs were capped at $4.75 million per quarter. From July 30, 2008 through December 31, 2008, SG&A costs were capped at $6.0 million per quarter. These caps may be subject to future increases in connection with expansions of our operations through the acquisition or construction of new assets or businesses.

For 2008 and 2007, the Partnership’s cost of sales exceeded the cap provided in the Omnibus Agreement by $12.5 million and $8.6 million, respectively. For 2008 and 2007, the Partnership’s SG&A expenses exceeded the cap provided in the Omnibus Agreement by $0.1 million and $0.3 million, respectively. The excess amounts over the caps are included in the consolidated statements of operations as cost of sales or SG&A expense. The cash received for the amounts over the caps has been accounted for as a capital contribution in the Partnership’s consolidated balance sheets.

6. LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):

	December 31,
	2008	2007
Revolving credit facility due 2011	$281,250	$217,000
Term loan facility due 2011	117,500	—
Long-term debt	$398,750	$217,000

In October 2006, the Partnership, as guarantor, and EXLP Operating LLC, the Partnership’s wholly-owned subsidiary, entered into a five-year senior secured credit agreement. The revolving credit facility under the credit agreement initially consisted of a five-year $225 million revolving credit facility. The Partnership expanded its revolving credit facility to $315 million in connection with the July 2007 Contract Operations Acquisition as described in Note 3.

The Partnership’s revolving credit facility bears interest at a base rate, or LIBOR, at its option, plus an applicable margin, as defined in the credit agreement. The applicable margin, depending on the Partnership’s leverage ratio, varies (i) in the case of LIBOR loans, from 1.0% to 2.0% or (ii) in the case of base rate loans, from 0.0% to 1.0%. The base rate is the higher of the U.S. Prime Rate or the Federal Funds Rate plus 0.5%. At December 31, 2008, all amounts outstanding were LIBOR loans and the applicable margin was 1.5%. The weighted average interest rate on the outstanding balance at December 31, 2008, excluding the effect of interest rate swaps, was 4.0%.

In May 2008, the Partnership entered into an amendment to its senior secured credit agreement that increased the aggregate commitments under that agreement to provide for a $117.5 million term loan facility. Concurrent with the closing of the July 2008 Contract Operations Acquisition, the $117.5 million term loan was funded (see Note 3). The $117.5 million term loan is non-amortizing but must be repaid with the net proceeds from any future equity offerings until paid in full.

The term loan bears interest at a base rate or LIBOR, at the Partnership’s option, plus an applicable margin. The applicable margin, depending on the Partnership’s leverage ratio, varies (i) in the case of LIBOR loans, from 1.5% to 2.5% or (ii) in the case of base rate loans, from 0.5% to 1.5%.

At December 31, 2008, all amounts outstanding were LIBOR loans and the applicable margin was 2.0%. Borrowings under the term loan are subject to the same credit agreement covenants as our revolving credit facility, except for an additional covenant requiring mandatory prepayment of the term loan from net cash proceeds of any future equity offerings, on a dollar-for-dollar basis. The weighted average interest rate on the outstanding balance of the term loan at December 31, 2008, excluding the effect of interest rate swaps, was 2.5%.

As of December 31, 2008, we had $117.5 million of long-term debt outstanding under the term loan and $281.3 million outstanding, with $33.7 million available, under our revolving credit facility. Subject to certain conditions, at our request, and with the approval of the lenders, the aggregate commitments under the senior secured credit facility may be increased by an additional $17.5 million. This amount will be increased on a dollar-for-dollar basis with each repayment under the term loan facility.

All amounts outstanding under the senior secured credit facility mature in October 2011.

As of December 31, 2008, we were in compliance with all financial covenants and have pledged assets with a carrying value of $487.1 million as collateral for our credit agreement.

7.  PARTNER’S CAPITAL

Partner’s capital at December 31, 2008 represented a 99.999% ownership interest in us by EXH GP LP LLC, and a 0.001% ownership interest in us by Exterran GP LLC.

8.  MINORITY INTEREST AND INVESTMENT IN THE PARTNERSHIP

We own a 2% general partner interest in the Partnership, which conducts substantially all of our business. We have no independent operations and no material assets outside those of the Partnership.  The general partner units of the Partnership have the same rights to receive distributions of available cash from operating surplus as the common units for each quarter.  The general partner units of the Partnership also have the right to receive incentive distributions of cash in excess of the minimum quarterly distributions.

The general partner units of the Partnership have the management rights as set forth in the Partnership’s partnership agreement.

In October 2006, the Partnership completed an initial public offering of approximately 6.3 million common units. Upon the closing of the Partnership’s initial public offering, Universal and its subsidiaries received an aggregate of approximately 6.3 million subordinated units.

The minority interest is related to the capital and retained earnings applicable to the limited partner interest in the Partnership which is owned by the public and affiliates of ours.  As of December 31, 2008, Exterran Holdings owned 4,428,067 common units and 6,325,000 subordinated units, collectively representing 56% of the limited partner interests in the Partnership.

In connection with the July 2007 Contract Operations Acquisition, as described in Note 3, the Partnership sold approximately 2.0 million common units in a private placement and issued approximately 2.0 million common units to Universal's wholly-owned subsidiaries and approximately 82,000 general partner units to us.

In connection with the July 2008 Contract Operations Acquisition, as described in Note 3, the Partnership issued approximately 2.4 million common units to Exterran Holdings and approximately 49,000 general partner units to us.

Cash Distributions

The Partnership will make distributions of available cash (as defined in the Partnership’s partnership agreement) from operating surplus for any quarter during any subordination period in the following manner:

•	first, 98% to the common unitholders, pro rata, and 2% to us, until the Partnership distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•
second, 98% to the common unitholders, pro rata, and 2% to us, until the Partnership distributes for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to us, until the Partnership distributes for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter;

•	fourth, 85% to all common and subordinated unitholders, pro rata, and 15% to us, until each unit has received a distribution of $0.4375;

•	fifth, 75% to all common and subordinated unitholders, pro rata, and 25% to us, until each unit has received a total of $0.525; and

•	thereafter, 50% to all common and subordinated unitholders, pro rata, and 50% to us.

Cash Distributions

The following table summarizes the Partnership’s distributions per unit:

Period Covering	Payment Date	Distribution per Limited Partner Unit		Total Distribution
10/20/2006 – 12/31/2006	February 14, 2007	$0.2780	(1)	$3.6	million
1/1/2007 – 3/31/2007	May 15, 2007	$0.3500		$4.5	million
4/1/2007 – 6/30/2007	August 14, 2007	$0.3500		$6.0	million
7/1/2007 – 9/30/2007	November 14, 2007	$0.4000		$6.8	million
10/1/2007 – 12/31/2007	February 14, 2008	$0.4250		$7.3	million (2)
1/1/2008 – 3/31/2008	May 14, 2008	$0.4250		$7.3	million (2)
4/1/2008 – 6/30/2008	August 14, 2008	$0.4250		$8.3	million (2)
7/1/2008 – 9/30/2008	November 14, 2008	$0.4625		$9.3	million (2)
10/1/2008 – 12/31/2008	February 13, 2009	$0.4625		$9.3	million (2)
____________

(1)
Reflects the pro rata portion of the minimum quarterly distribution rate of $0.35, covering the period from the closing of the Partnership’s initial public offering on October 20, 2006 through December 31, 2006.

(2)	Including distributions on the Partnership’s incentive distribution rights.

9. UNIT-BASED COMPENSATION

Long-Term Incentive Plan

We have a long-term incentive plan that was adopted by Exterran GP LLC, our general partner, in October 2006 for employees, directors and consultants of the Partnership, Exterran Holdings or our respective affiliates. The long-term incentive plan currently permits the grant of awards covering an aggregate of 1,035,378 common units, common unit options, restricted units and phantom units of the Partnership. The long-term incentive plan is administered by the board of directors of Exterran GP LLC or a committee thereof (the “Plan Administrator”).

Unit options will have an exercise price that is not less than the fair market value of the Partnership units on the date of grant and will become exercisable over a period determined by the Plan Administrator. Phantom units are notional units that entitle the grantee to receive a Partnership common unit upon the vesting of the phantom unit or, at the discretion of the Plan Administrator, cash equal to the fair value of a common unit.

In October 2008, our long-term incentive plan was amended to allow us the option to settle any exercised unit options in a cash payment equal to the fair market value of the number of Partnership common units that we would otherwise issue upon exercise of such unit option less the exercise price and any amounts required to meet withholding requirements.

Unit Options

As of December 31, 2008, we had 591,429 outstanding unit options. The unit options vest on January 1, 2009 and as of December 31, 2008, no unit options were exercisable.

The following table presents unit option activity for the year ended December 31, 2008 (remaining life in years, intrinsic value in thousands):

	Unit options	Weighted Average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value
Unit options outstanding, December 31, 2007	593,572	$23.76
Granted	—	—
Cancelled	(2,143)	21.00
Unit options outstanding, December 31, 2008	591,429	$23.77	1.0	$—

Intrinsic value is the difference between the market value of our units and the exercise price of each unit option multiplied by the number of unit options outstanding for those unit options for which the market value exceeds their exercise price.

Phantom Units

During the year ended December 31, 2008, we granted 44,310 phantom units to officers and directors of Exterran GP LLC and certain employees of Exterran Holdings, which settle 33 1/3% on each of the first three anniversaries of the grant date. No phantom units vested during the year ended December 31, 2008.

The following table presents phantom unit activity for the year ended December 31, 2008:

	Phantom Units	Weighted Average Grant-Date Fair Value per Unit
Phantom units outstanding, December 31, 2007	9,432	$25.87
Granted	44,310	32.22
Forfeited	(5,590)	32.22
Phantom units outstanding, December 31, 2008	48,152	$30.98

As of December 31, 2008, $0.9 million of unrecognized compensation cost related to non-vested phantom units is expected to be recognized over the weighted-average period of 1.8 years.

10. ACCOUNTING FOR INTEREST RATE SWAP AGREEMENTS

We use derivative financial instruments to minimize the risks and/or costs associated with financial activities by managing our exposure to interest rate fluctuations on a portion of our debt obligations. We do not use derivative financial instruments for trading or other speculative purposes.

The following table summarizes, by individual hedge instrument, our interest rate swaps as of December 31, 2008 (in thousands):

Fixed Rate to be Paid	Maturity Date	Floating Rate to be Received	Notional Amount	Fair Value of Swap at December 31, 2008
5.275%	December 1, 2011	Three Month LIBOR	$125,000	$(10,925)
5.343%	October 20, 2011	Three Month LIBOR	40,000	(3,401)
5.315%	October 20, 2011	Three Month LIBOR	40,000	(3,361)
			$205,000	$(17,687)

We designated these swaps as cash flow hedging instruments pursuant to the criteria of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” so that any change in their fair values is recognized as a component of comprehensive income and is included in accumulated other comprehensive income or loss to the extent the hedge is effective. The swap terms substantially coincide with the hedged item and are expected to offset changes in expected cash flows due to fluctuations in the variable rate, and therefore we currently do not expect a significant amount of ineffectiveness on these hedges. We perform quarterly calculations to determine if the swap agreements are still effective and to calculate any ineffectiveness. For 2008, there was no ineffectiveness. For 2007, we recorded approximately $36,000 of ineffectiveness.

The counterparties to our interest rate swap agreements are major international financial institutions. We monitor the credit quality of these financial institutions and do not expect non-performance by any counterparty, although such non-performance could have a material adverse effect on us.

11. FAIR VALUE OF INTEREST RATE SWAPS

SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. We have performed an analysis of our interest rate swaps to determine the significance and character of all inputs to our fair value determination. Based on this assessment, the adoption of the required portions of this standard did not have any material effect on our net asset value. However, the adoption of the standard does require us to provide additional disclosures about the inputs we use to develop the measurements and the effect of certain measurements on changes in net assets for the reportable periods as contained in our periodic filings.

SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories.

•	Level 1 — Quoted unadjusted prices for identical instruments in active markets to which we have access at the date of measurement.

•
Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. Level 2 inputs are those in markets for which there are few transactions, the prices are not current, little public information exists or prices vary substantially over time or among brokered market makers.

•
Level 3 — Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are those inputs that reflect our own assumptions regarding how market participants would price the asset or liability based on the best available information.

The following table summarizes the valuation of our interest rate swaps under SFAS No. 157 pricing levels as of December 31, 2008 (in thousands):

	Total	Quoted market prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Interest rate swaps liability	$(17,687)	$—	$(17,687)	$—

Our interest rate swaps are recorded at fair value utilizing a combination of the market and income approach to fair value. We use discounted cash flows and market based methods to compare similar interest rate swaps.

12. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we are involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a material adverse effect on our consolidated financial position, results of operations or cash flows; however, because of the inherent uncertainty of litigation, we cannot provide assurance that the resolution of any particular claim or proceeding to which we are a party will not have a material adverse effect on our consolidated financial position, results of operations or cash flows for the period in which that resolution occurs.